As filed with the Securities and Exchange Commission on February 28, 2024

Registration No. 333-237161

Registration No. 333-264546

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-237161

Form S-8 Registration Statement No. 333-264546

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Helmerich & Payne, Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-0679879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1437 South Boulder Ave., Suite 1400

Tulsa, Oklahoma 74119

(918) 742-5531

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Helmerich & Payne, Inc. Amended and Restated 2020 Omnibus Incentive Plan

Helmerich & Payne, Inc. 2024 Omnibus Incentive Plan

(Full title of the plan)

Debra R. Stockton

Vice President and General Counsel

1437 South Boulder Ave., Suite 1400

Tulsa, Oklahoma 74119

(Name and address, including zip code, and telephone number, including area code, of agent for service)

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Helmerich & Payne, Inc. (the “Company”):

•	Registration No. 333-237161 filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2020 registering 6,000,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), issuable under the Helmerich & Payne, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “2020 Plan”); and

•	Registration No. 333-264546 filed with the SEC on April 28, 2022 registering 4,650,000 shares of Common Stock issuable under the 2020 Plan.

The Company’s Board of Directors approved the Helmerich & Payne, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) on January 15, 2024, and the 2024 Plan was subsequently approved by the Company’s stockholders on February 27, 2024 (the “Effective Date”). Pursuant to the terms of the 2024 Plan, the number of shares of Common Stock remaining available under the 2020 Plan as of the Effective Date, plus any shares of Common Stock subject to outstanding awards under the 2020 Plan as of the Effective Date that, on or after such date, are forfeited, cancelled, exchanged, surrendered or otherwise terminate or expire without a distribution of Common Stock will be issuable under the 2024 Plan.

Pursuant to the undertakings in Item 9 of the Registration Statements, we are filing this Post-Effective Amendment to provide that the Registration Statements shall also cover up to 3,099,833 shares of Common Stock remaining available for issuance under the 2020 Plan as of the Effective Date as well as up to 4,535,271 shares of Common Stock subject to outstanding awards under the 2020 Plan as of the Effective Date, that on or after such date are forfeited, cancelled, exchanged, surrendered or otherwise terminate or expire without a distribution of Common Stock and become issuable under the 2024 Plan.

Exhibit Index

Exhibit No.	Exhibit Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of shares of Common Stock being registered (filed herewith).

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in the opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 28th day of February, 2024.

HELMERICH & PAYNE, INC.

By:	/s/ Debra R. Stockton
Name:	Debra R. Stockton
Title:	Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.